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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K



                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                         March 22, 2000 (March 14, 2000)
                         -------------------------------

                           ML MACADAMIA ORCHARDS, L.P.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         DELAWARE                       1-9145              99-0248088
-------------------------------      -----------         ----------------
(State or other jurisdiction of      (Commission         (I.R.S. Employer
incorporation or organization)       File Number)        Identification No.)



828 FORT STREET, HONOLULU, HAWAII                             96813
---------------------------------------                       -----
(Address of Principal Executive Offices)                   (Zip Code)

                                  808-532-4130
                                  ------------
               Registrant's telephone number, including area code


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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

    On March 14, 2000, ML Macadamia Orchards, L.P. (the "Partnership") announced that the Partnership agreed to purchase 142 acres of mature macadamia trees and substantially all of the assets used in the macadamia farming business from Ka'u Agribusiness Company, Inc., a Hawaii corporation, Ka'u Sugar, Inc., a Hawaii corporation, Macadamia Orchards, Inc., a Hawaii corporation, and Mauna Kea Agribusiness Company, Inc., a Hawaii corporation (collectively referred to herein as "Seller").

    The acquired assets consist primarily of farming equipment, vehicles, a husking plant, a well, leasehold improvements, office furniture and equipment and inventories related to macadamia farming. In addition, the Seller will assign to the Partnership its interest in approximately 16 farm service contracts to farm macadamia orchards owned by other growers. The Partnership will also be purchasing from Seller approximately 142 tree acres of mature macadamia orchards, which consist of an ownership interest in the trees and a leasehold interest in the underlying land. The orchards are all located in the Ka'u region on the island of Hawaii.

    The purchase price for all the assets to be acquired is $9 million in cash. The Partnership will use $5 million of its working capital for the purchase and plans to borrow the balance of $4 million from a local lending institution.

    The entities comprising the Seller are subsidiaries or affiliates of C. Brewer and Company, Ltd. ("CBCL"), a Hawaii company. The Partnership's general partner, ML Resources, Inc. ("MLR" or "Managing Partner"), a Hawaii company, is also a subsidiary of CBCL.

    The Managing Partner makes all decisions relating to the management of the Partnership, and as such, has the duty to act in good faith and to manage the Partnership in a manner that is fair and reasonable to all unitholders. Certain officers and directors of CBCL and/or its affiliates also act as officers and directors of the Managing Partner and certain directors of the Managing Partner are substantial shareholders of Buyco, Inc., the parent company of CBCL.

    A committee of the Managing Partner's Board of Directors composed of two persons who are independent of CBCL and its affiliates (the "Conflicts Committee") reviews, on an annual basis, or more frequently as such committee may deem appropriate, the Managing Partner's management of the Partnership and any conflicts of interest that may have arisen or may arise as a result of the relationships among CBCL and its affiliates, the Managing Partner and the Partnership.

    The agreement to purchase the assets of Seller was negotiated by the Conflicts Committee, independent of the Managing Partner's Board. Those directors of the Managing Partner with conflicts of interest, also recused themselves from involvement in negotiations for Seller.

    Prior to the acquisition, Seller was in the business of farming macadamia orchards mostly for other orchard owners and partly for themselves. Seller farmed approximately 7,195


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    acres of macadamia orchards, including 4,027 acres owned by the Partnership.
    The Partnership will use all the assets involved in the purchase for the same purpose.

    In connection with the acquisition, the Partnership and Seller will enter into various contracts to provide specific services to the other. The Partnership will provide macadamia farming services to Seller for approximately 700 acres at cost plus 15%. The Partnership will also provide accounting services to certain subsidiaries and affiliates of Seller for cost plus 15%. Seller will provide certain management services for Partnership, such as executive management, legal, land management, human relations and insurance services for approximately $100,000 per year.


ITEM 7.  EXHIBITS

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    (c)   Exhibits.
             2.1      Asset Purchase Agreement dated March 14, 2000

            99.1      Press Release dated March 14, 2000


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                ML MACADAMIA ORCHARDS, L.P.
                                        (Registrant)

                                By  ML RESOURCES, INC.
                                   Managing General Partner

DATED: March 22, 2000           By      /s/ Gregory A. Sprecher
       --------------             ----------------------------------
                                        GREGORY A. SPRECHER
                                     Senior Vice President and
                                       Chief Financial Officer


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                                  EXHIBIT INDEX
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

         Exhibit                                                         Page
         Number         Description                                     Number
         ------         -----------                                     ------
          2.1           Asset Purchase Agreement dated March 14, 2000    5-45

         99.1           Press Release dated March 14, 2000              46-48

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